Exhibit 3.13

338013

ARTICLES OF INCORPORATION OF HARTWELL AVIATION SUPPLY COMPANY

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, all of whom are citizens and residents of the State of California, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of California, and we do hereby certify:

FIRST: The name of said corporation shall be:

HARTWELL AVIATION SUPPLY COMPANY

SECOND: The purposes for which said corporation is formed are as follows:

(a) To initially engage in the primary business of manufacturing and selling valves, latches, hinges, fittings, and other products which are or may be used in the aircraft industry.

(b) To carry on a general manufacturing business for the purpose of manufacturing all kinds of manufactured articles, apparatus appliances and equipment.

(c) To own, operate, maintain, manage, equip, improve, repair, alter and otherwise deal with, use and enjoy, to invent, design, develop, assemble, build, construct, fabricate, manufacture, buy, import, lease as lessee and otherwise acquire, to mortgage, deed in trust, pledge and otherwise encumber, and to sell, export, lease as lessor and otherwise dispose of goods, wares, merchandise and personal property of every sort, nature and description.

(d) To own, sell, develop, mortgage, deed in trust, lease, subdivide, and otherwise deal in real property; to acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind with or without undertaking either wholly or in part the liabilities of any person, firm, association or corporation, and to acquire any business as a going concern or otherwise (1) by purchase of the assets thereof wholly or in part, (2) by acquisition of the shares or any part thereof, or (3) in any other manner, and to pay for the same in cash or in the shares or bonds or other evidences of indebtedness of this corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and properly so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(e) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person firm, association or corporation, municipality, county, parish, state, territory, government or other municipal or governmental subdivision.

(f) To borrow money, to issue bonds, notes, debentures or other obligations of this corporation from time to time for any of the objects or purposes of this corporation, and to secure the same by mortgage, pledge, deed, of trust or otherwise, or to issue the same unsecured.

(g) To carry on any business whatsoever which this corporation may deem proper or convenient in connection with any of the foregoing purposes, or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state, in other states, in the District of Columbia, or in foreign countries, to hold, purchase, mortgage and convey real and personal property, either in or out of the state of California, and to have and exercise all the powers conferred by the laws of California upon corporation formed under the laws pursuant to and under which this corporation is formed as such laws are now in effect or may at any time hereafter be amended

THIRD: The principal office for the transaction of the business of the corporation is to be located in the county of Los Angeles, State of California.

FOURTH: That the corporation is to be authorized to issue only one class of shares of stock; the total number of shares which the corporation shall have authority to issue is 100,000 shares and the par value of each of such shares is $10.00; that the said shares are not to be classified and that there are no preferences, privileges or restrictions with respect to said shares or upon the holder thereof. The Aggregate par value of all shares is $1,000,000.00.

FIFTH: That the number of directors of this corporation shall be three (3) and that names and addresses of the persons who are appointed to act as the first directors of the corporation are as follows:

NAMES	ADDRESSES

Cromwell Warner, Jr.	Suite 700, 612 South Flower Street Los Angeles 17, California

Kathrine Nelson	Suite 700, 612 South Flower Street Los Angeles 17, California

Ines Morford	Suite 700, 612 South Flower Street Los Angeles 17, California

IN WITNESS WHEREOF, we have hereunto set our hands and seals this 8th day of May, 1957.

/s/ Cromwell Warner
Cromwell Warner, Jr

/s/ Kathrine Nelson
Kathrine Nelson

/s/ Ines Morford
Ines Morford

STATE OF CALIFORNIA	)
	)	ss.
County of Los Angeles	)

On this 8th day of May, 1957, before me, the undersigned, a Notary Public in and for said county and state, personally appeared CROMWELL WARNER, JR., KATHRINE NELSON and INES MORFORD, known to me to be the persons whose names are subscribed to the within and foregoing Articles of Incorporation of HARTWELL AVIATION SUPPLY COMPANY, and acknowledged to me that they executed the same.

IN WITNESS WHEREOF, I have hereunto affixed my hand and official seal the day and year in this certificate first above written

/s/ E.M. Woodbridge
Notary Public in and for said County and State

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